For Immediate Release

Contact:
Genesis Pharmaceuticals Enterprises, Inc.	CCG Elite Investor Relations, Inc.
Ms. Elsa Sung CFO	Mr. Crocker Coulson, President
Phone: 877-895-3650, Ext. 701	Phone: +1-646-213-1915 (New York)
Email: info@Genesis-China.net	Email: crocker.coulson@ccgir.com

Genesis Pharmaceuticals Announces Results for
The First Quarter of Fiscal Year 2008

Laiyang, China, November 19, 2007 - Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GTEC) (“Genesis” or the “Company”), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the quarter ended September 30, 2007, the Company’s first quarter of Fiscal Year 2008.

First Quarter of Fiscal Year 2008 Results

Revenues and profits declined slightly due to a scheduled facility maintenance project that resulted in a manufacturing stoppage for five weeks during the quarter. Adjusting for the impact of the stoppage, revenues would have grown approximately 15% as compared to the same period last year.

•	First quarter revenue was $16.6 million, down 7.7% from Q1 FY 2007
•	Gross profit totaled $12.0 million, down 7.0% from Q1 FY 2007
•	Net income was $3.2 million, down 7.6% from Q1 FY 2007

“Our revenues declined slightly in the first quarter of Fiscal Year 2008 due to a previously scheduled maintenance project implemented by management according to Chinese drug production industry standards. This was the biggest facility maintenance project undertaken by us during the last three years, and critical for maintaining product quality and improving the productivity of our entire production facility. We are pleased to report that the maintenance project was successfully completed, and we achieved record revenues of approximately $8 million in the month of October,” said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises, Inc.

“We are very encouraged about the pipeline of new drugs that we plan to bring to market. We started sales of Baobaole chewable tablets this month, in November. We have four new drugs for which we expect to get approval from China’s State Food and Drug Administration by the end of 2007. We contracted to purchase a very promising Chinese Class 1 drug called Ligustrazine Ferulic Acid Acetate with the proceeds from our recent private placement.”

First Quarter of Fiscal 2008 Results

Total revenue for the first quarter of Fiscal Year 2008 totaled $16.6 million, down 7.7% from $18.0 million in the first quarter of Fiscal Year 2007. This decrease occurred because production was halted for all of August and part of September while maintenance activities took place. Declining revenue was partially offset by greater overall sales in the rest of the quarter.

Gross profit for the first quarter of Fiscal Year 2008 totaled $12 million, a decrease of 7% from $12.9 million for the first quarter of Fiscal Year 2007. The Company’s lower gross profit was due to the production stoppage described above. Gross profit margin was 72.4% for the first quarter Fiscal Year 2008, compared to 71.8% for the prior year period, a slight increase of 0.5%. This increase was due to more efficient manufacturing production by the Company. Clarithromycin sustained-release tablets accounted for 65.3% of total revenue during the quarter, with a gross margin approaching 80.0%, and Itopride Hydrochloride granules accounted for 27.3% of total revenue with a gross margin approaching 90%.

Research and development expenses for the first quarter of Fiscal Year 2008 totaled $264,920, a decrease of 92.7% from $3.6 million for the first quarter Fiscal Year 2007. This decrease was due to a difference in the timing of payments by the Company for new product clinical trials. Payments made by the Company for clinical trials are expected to increase in the second quarter of Fiscal Year 2008.

Selling, general and administrative expenses for the first quarter of Fiscal Year 2008 totaled $6.8 million, compared to $3.9 million in the first quarter of Fiscal Year 2007. This increase was primarily due to pre-launch advertisement expenses for Baobaole chewable tablets, the Company’s first Chinese plant based drug product. This drug is used to stimulate children’s appetites and promote digestion. The Company expects revenue from Baobaole chewable tablets in the second quarter of fiscal year 2008 to exceed $1.8 million.

The increase in selling, general and administrative expenses was also caused by the Company hiring an additional 70 sales executives to sell products to the rapidly growing Over-The-Counter pharmaceutical market in China.

Operating income for the first quarter of Fiscal Year 2008 totaled $4.9 million, an 8.7% decrease from $5.4 million in the first quarter of Fiscal Year 2007. The Company’s operating margins decreased to 29.7% from 30% for the same periods.

Net income for the first quarter of Fiscal Year 2008 totaled $3.2 million, down 7.6% from net income of $3.5 million in the first quarter of Fiscal Year 2007.

Financial Condition

As of September 30, 2007, the Company had $4.6 million in cash and cash equivalents, $19.6 million in working capital and a current ratio of 2.1:1. The Company used $3.2 million in cash flow from operations in the first quarter of Fiscal Year 2008, partly due to a $3.9 million payment to raw material suppliers, hedging against anticipated rising prices for raw materials. As of September 30, 2007, the Company had $10.8 million of bank debt and bank notes, and $30.9 million of shareholders’ equity.

Business Outlook

Genesis Pharmaceuticals Enterprises, Inc. is well positioned in the Chinese pharmaceutical industry with four drugs currently approved by the Chinese State Food and Drug Administration. The product launch of Baobaole chewable tablets is expected to add immediately to revenues and quickly develop significant market share. The Company is developing new products, some of which are awaiting government approvals.

The company has contracted to purchase the patent for Ligustrazine Ferulic Acid Acetate (“LFAA”'), a Chinese Class 1 drug. LFAA is undergoing testing as a cardiac cerebral vascular medicine that is designed to help reduce blood clotting and prevent platelets in the blood from clumping together. A Chinese Class 1 drug is a chemical drug newly manufactured in China that has not previously been imported to China or marketed abroad; under Chinese law, this classification has a 15 year protection period, which is the longest protection period for new drugs in China. Assuming that LFAA receives all necessary Chinese regulatory approvals, the Company plans to put the drug into trial production in 2008, and market it in 2009.

"We are very pleased to have completed our transition to become a public company in the U.S. and believe that Fiscal Year 2008 will be a very exciting and successful year for our company. In addition to the recently launched Baobole chewable tablets we have four other very promising drugs that are awaiting final SFDA approval. We estimate that Fiscal Year 2008 revenues will exceed $100 million and operating income will exceed $26 million," stated Mr. Cao. "Because of the Company’s understanding of China’s complex drug regulations and our extensive distribution network, we have confidence in our ability to gain more market share for our products and create additional value for our shareholders.”

Corporate Events

On October 1, 2007, Laiyang Jiangbo Pharmaceuticals Co., Limited and certain of its affiliated controlling companies merged with Genesis Pharmaceuticals Enterprises, Inc. (formerly named “Genesis Technology Group, Inc.”) to form a new public company.

On November 8, 2007, the Company announced completion of a private placement for $5.0 million with Pope Investments, LLC. Most of the net proceeds from this transaction are being used to purchase the patent for the drug Ligustrazine Ferulic Acid Acetate (“LFAA”).

As of the date of this press release, the Company has approximately 389 million shares of common stock outstanding. Please refer to the Company's Form 8-K/A filed on November 19, 2007 for the complete financial statements for the period ended September 30, 2007.

About Genesis Pharmaceuticals Enterprises

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal-based medical drugs. The Company maintains a representative office in the U.S. For more information, refer to http://www.Genesis-China.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements.” Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.